Exhibit 99.1
Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Net Income for the First Quarter of $875,000 or $0.29 Per Diluted Share and Fifth Consecutive Dividend

MOUNTLAKE TERRACE, WA – April 29, 2014 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or “the Company”), the holding company for 1st Security Bank of Washington (“the Bank”) today reported 2014 first quarter net income of $875,000, or $0.29 per diluted share, compared to net income of $1.2 million or $0.41 per diluted share, for the same period last year.

The Company also announced today that the Board of Directors has declared a quarterly cash dividend of $0.06 per share on the Company’s outstanding common stock.  The dividend of $0.06 represents an increase of $0.01 per share over the dividend paid in the previous quarter.  The dividend will be paid on May 27, 2014, to shareholders of record as of the close of business on May 14, 2014.

“We are pleased to increase the cash dividend to our shareholders,” said Joe Adams, CEO of FS Bancorp. “The increase reflects the strength of our balance sheet and our financial performance.  The payment of dividends represents the Company’s commitment to provide a cash return on investment to our shareholders while increasing long-term shareholder value.”

 “The first quarter reflects growth in loan originations from business lending, residential lending, and continued growth from consumer lending.  This growth was funded by an increase in deposits of $13.5 million, as well as a sale of $12.8 million on consumer solar loans.  Additionally, asset quality improved with the sale of three larger OREO properties,” stated Matthew Mullet, CFO of FS Bancorp.

The Company completed the sale of 419 consumer solar loans primarily to borrowers located in California, on February 27, 2014. The loans had an aggregate principal balance of $12.8 million.  The sale of solar loans resulted in a pre-tax gain of $507,000 and enables the Company to continue to originate these loans while complying with its business plan limits on California lending to be no more than 20% of the total consumer portfolio.  Management remains focused on building diversified revenue streams based upon credit, interest rate, and concentration risks.

 2014 First Quarter Highlights

•	Net income increased to $875,000 for the first quarter of 2014, compared to $537,000 in the fourth quarter of 2013, and decreased from $1.2 million for the comparable quarter one year ago;
•	The Board approved a $0.01 increase on the quarterly dividend per share to $0.06 per share. This equates to an annualized quarter end dividend yield rate of 1.47% as of March 31, 2014;
•	Total assets increased $14.0 million, or 3.3% to $433.2 million at March 31, 2014, compared to $419.2 million at December 31, 2013, and $371.6 million at March 31, 2013;
•
Total non-performing assets, including other real estate owned (“OREO”), decreased $2.2 million, or 69.8% to $968,000 at March 31, 2014, compared to $3.2 million at December 31, 2013, and were $3.8 million at March 31, 2013;

•	The ratio of non-performing assets to total assets improved to 0.2% at March 31, 2014, compared to 0.8% at December 31, 2013, and 1.0% at March 31, 2013;
•	Relationship based transactional deposits increased 4.1% to $75.5 million at March 31, 2014, compared to $72.5 million at December 31, 2013, and $59.1 million at March 31, 2013;

FS Bancorp Q1 Earnings
April 29, 2014

•	Earnings per diluted share were $0.29 for the first quarter 2014, compared to $0.18 for the preceding quarter in 2013, and $0.41 for the first quarter of 2013; and
•
Capital levels at the Bank reflect total risk-based capital of 16.4% and a Tier 1 leverage capital ratio of 12.2% as of March 31, 2014, compared to 16.6% and 12.6% as of December 31, 2013, respectively.

Balance Sheet and Credit Quality

Total assets increased $14.0 million, or 3.3% during the quarter to $433.2 million at March 31, 2014, compared to $419.2 million at December 31, 2013, and $371.6 million at March 31, 2013.  The increase in total assets from December 31, 2013 was primarily due to an increase in securities available-for-sale of $15.9 million, and a $7.4 million increase in loans receivable, net partially offset by a decrease in cash and cash equivalents of $7.8 million, and a decrease in OREO of $1.5 million.  The $61.6 million, or 16.6% increase in assets from March 31, 2013 was primarily the result of increases in securities available-for-sale of $28.9 million, total cash and cash equivalents of $24.4 million, loans receivable, net of $12.0 million, and bank owned life insurance of $6.4 million, partially offset by decreases in loans held for sale of $8.6 million, and in OREO of $1.4 million.

Loans receivable, net increased $7.4 million to $288.5 million at March 31, 2014 from $281.1 million at December 31, 2013 and increased $12.0 million from $276.5 million at March 31, 2013.  Total real estate loans increased $4.0 million quarter over quarter including increases in commercial, one-to-four-family, and multi-family real estate loans.  Quarter over quarter changes in other loan categories include an $8.5 million increase in commercial business loans, a $5.4 million decrease in consumer loans primarily as a result of the $12.8 million sale of solar consumer loans and a $2.2 million decrease in construction and development loans.

LOAN PORTFOLIO
($ in thousands)
	March 31, 2014		December 31, 2013		March 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent

REAL ESTATE LOANS
Commercial	$33,469	11.4%	$32,970	11.5%	$36,282	12.9%
Construction and development	39,394	13.4	41,633	14.5	39,074	13.9
Home equity	15,178	5.1	15,172	5.3	15,627	5.5
One-to-four family (held for sale excluded)	24,750	8.4	20,809	7.2	13,465	4.7
Multi-family	6,509	2.2	4,682	1.6	2,247	0.8
Total real estate loans	119,300	40.5	115,266	40.1	106,695	37.8

CONSUMER LOANS
Indirect home improvement	91,558	31.1	91,167	31.7	85,488	30.3
Solar	9,745	3.3	16,838	5.9	5,881	2.1
Marine	12,719	4.3	11,203	3.9	18,068	6.4
Automobile	1,063	0.4	1,230	0.4	1,910	0.7
Recreational	523	0.2	553	0.2	682	0.3
Home improvement	442	0.2	463	0.2	585	0.2
Other	1,211	0.4	1,252	0.4	1,338	0.5
Total consumer loans	117,261	39.9	122,706	42.7	113,952	40.5

COMMERCIAL BUSINESS LOANS	57,740	19.6	49,244	17.2	61,061	21.7
Total loans	294,301	100.0%	287,216	100.0%	281,708	100.0%

Allowance for loan losses	(5,243)		(5,092)		(5,044)
Deferred cost, fees, and discounts, net	(532)		(1,043)		(163)
Total loans receivable, net	$288,526		$281,081		$276,501

FS Bancorp Q1 Earnings
April 29, 2014

One-to-four-family originations of loans held for sale decreased 19.8% to $37.6 million during the quarter ended March 31, 2014 compared to $46.9 million for the preceding quarter and $52.3 million for the same quarter one year ago.  The decrease in originations was directly correlated to the increase in home lending rates during the past year and the seasonality associated with home purchase activity in the Northwest.  The percentage of one-to-four-family mortgage loan originations related to purchases was 76.8% in purchase volume versus 23.2% in refinance volume for the first quarter of 2014 compared to 80.5% in purchase volume versus 19.5% in refinance volume for the fourth quarter of 2013.  Loans held for sale increased $407,000 during the quarter to $11.6 million at March 31, 2014 from $11.2 million at December 31, 2013 and decreased $8.6 million from $20.2 million at March 31, 2013.  During the quarter ended March 31, 2014, the Company did not purchase any loans and sold $33.4 million of one-to-four-family mortgage loans compared to purchases of $2.2 million and sales of $45.9 million for the preceding quarter and no purchases, and sales of $41.2 million for the same quarter one year ago, respectively.

The allowance for loan losses (“ALLL”) at March 31, 2014 was $5.2 million, or 1.8% of gross loans receivable, compared to $5.1 million or 1.8% of gross loans receivable as of December 31, 2013, and $5.0 million, or 1.8% of gross loans receivable at March 31, 2013.  Non-performing loans, consisting of non-accrual loans, decreased to $433,000 at March 31, 2014 from $1.1 million at December 31, 2013 and $1.8 million at March 31, 2013.   Substandard loans decreased to $1.0 million at March 31, 2014 compared to $2.1 million at December 31, 2013 and $4.2 million at March 31, 2013.  OREO totaled $535,000 at March 31, 2014, compared to $2.1 million at December 31, 2013 and $2.0 million at March 31, 2013, as a result of the sale of three of the Company’s largest OREO properties.  During the quarter ended March 31, 2014, OREO reflected sales of $1.9 million, and write-downs to fair value of $40,000, offset by additions of $445,000 for a quarter over quarter decrease of $1.5 million.  At March 31, 2014, the Company also had $807,000 in restructured loans, all of which were performing in accordance with their modified terms.

Total deposits increased $13.4 million or 4.0% to $350.3 million at March 31, 2014, from $336.9 million at December 31, 2013, and increased $56.5 million from $293.8 million at March 31, 2013.  Transaction accounts (noninterest and interest-bearing checking accounts) increased to $75.5 million as of March 31, 2014 from $72.5 million at December 31, 2013 and $59.1 million at March 31, 2013.  Money market and savings accounts increased to $142.8 million at March 31, 2014, from $134.5 million at December 31, 2013, and $129.7 million at March 31, 2013, primarily as a result of continued marketing to current banking customers.  Non-retail deposits which include brokered, online certificates of deposit and public funds remained unchanged at $24.1 million as of March 31, 2014 compared to December 31, 2013, and decreased from $29.9 million as of March 31, 2013.  Management remains committed to growing retail deposits as the primary source of funds for loan growth.

DEPOSIT BREAKDOWN ($ in thousands)
	March 31, 2014		December 31, 2013		March 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$47,367	13.5%	$45,783	13.6%	$36,500	12.4%
Interest-bearing checking	28,119	8.0	26,725	7.9	22,579	7.7
Savings	16,682	4.8	15,345	4.6	12,254	4.2
Money market	126,081	36.0	119,162	35.4	117,482	40.0
Certificates of deposits of less than $100,000	45,611	13.0	46,237	13.7	39,358	13.4
Certificates of deposits of $100,000 through $250,000	53,380	15.2	52,264	15.5	43,683	14.9
Certificates of deposits of more than $250,000	33,096	9.5	31,360	9.3	21,925	7.4
Total	$350,336	100.0%	$336,876	100.0%	$293,781	100.0%

FS Bancorp Q1 Earnings
April 29, 2014

Total equity increased $1.2 million to $63.5 million at March 31, 2014 from $62.3 million at December 31, 2013.  The increase in equity from the fourth quarter was predominantly a result of net income of $875,000, an improvement of $357,000 in accumulated other comprehensive income representing a decline in the unrealized loss on securities available-for-sale, and $75,000 in net fair market value related to the committed to be released ESOP shares, partially offset by $152,000 of dividends paid during the quarter.  Book value per common share was $20.88 as of March 31, 2014, compared to $20.55 as of December 31, 2013, and $20.22 as of March 31, 2013.

The Bank is well capitalized with a total risk-based capital ratio of 16.4% and a Tier 1 leverage capital ratio of 12.2% at March 31, 2014, compared to 16.6% and 12.6% at December 31, 2013, respectively.  The Company has a total risk-based capital ratio of 19.9% and Tier 1 leverage capital ratio of 15.1%, as of March 31, 2014, compared to 20.3% and 15.5% at December 31, 2013, respectively.

Operating Results

Net interest income increased $238,000, or 5.1%, to $4.9 million for the three months ended March 31, 2014, from $4.7 million for the three months ended March 31, 2013.

The net interest margin (“NIM”) decreased 49 basis points to 4.96% for the three months ended March 31, 2014, from 5.45% for the same period of the prior year. The decrease reflects growth in lower coupon interest earning assets during the period, including increased investment securities, commercial business loans, one-to-four-family loans, and reductions in higher yielding consumer loans.  Diversified loan growth continues to pressure the NIM as real estate and business loans have a lower yield than consumer loan products.  Reducing the impact of lower loan yields was an eight basis point decrease in the cost of funds to 0.69% for the three months ended March 31, 2014, from 0.77% for the same period in the prior year as a result of growth of noninterest bearing deposits.  Management continues to extend the average duration on time deposits while focusing on increasing relationship based transaction deposits.

The provision for loan losses was $450,000 for the three months ended March 31, 2014, compared to $600,000 for the three months ended March 31, 2013.  The $150,000 decrease in the provision primarily relates to improvement in asset quality as both non-accrual and substandard loans decreased throughout 2013 and during the first quarter of 2014.  The ALLL is also impacted by the change in loan mix with lower reserves associated with real estate and business loans compared to consumer loans.  Non-performing loans were $433,000, or 0.2% of total loans at March 31, 2014, compared to $1.8 million or 0.6% of total loans at March 31, 2013.  During the three months ended March 31, 2014, net charge-offs totaled $298,000 compared to $254,000 during the three months ended March 31, 2013.

Noninterest income decreased $223,000 or 9.9%, to $2.0 million for the three months ended March 31, 2014, from $2.3 million for the three months ended March 31, 2013.  The decrease during the period was primarily due to a $168,000 reduction in gain on sale of investment securities, and a decrease of $55,000 in service charges and fee income.  The reduction in home lending gain on sales of $570,000 to $983,000 for the three months ended March 31, 2014, from $1.6 million for the three months ended March 31, 2013, was offset by an increase in consumer loan sales of $526,000 for the current quarter from no gains on consumer loan sales during the same period last year.

Noninterest expense increased $717,000, or 16.0%, to $5.2 million for the three months ended March 31, 2014, from $4.5 million for the three months ended March 31, 2013.  Changes in noninterest expense included a $645,000, or 26.0% increase in salaries and benefit costs associated with the continued investment in growing the lending and deposit franchise, primarily as a result of the hiring of additional employees in mortgage-related lending, and loan servicing and operations areas, a $122,000, or 100.0% change in impairment reversal of servicing rights due to the recovery recognized in the comparable quarter one year ago, an $81,000, or 25.6% increase in occupancy, and a $74,000, or 32.2% increase in professional and board fees, partially offset by a $212,000, or 28.0% decrease in operational costs driven by a one-time net benefit of $275,000 from our Washington State B&O excise tax refund.

FS Bancorp Q1 Earnings
April 29, 2014

About FS Bancorp
FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its seven branches in suburban communities in the greater Puget Sound area.

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: general economic conditions, either nationally or in our market area, that are worse than expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area; increases in premiums for deposit insurance; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; increased competitive pressures among financial services companies; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; secondary market conditions for loans and our ability to sell loans in the secondary market; our ability to attract and retain deposits; our ability to control operating costs and expenses; changes in consumer spending, borrowing and savings habits; our ability to successfully manage our growth; legislative or regulatory changes that adversely affect our business or increase capital requirements, including changes related to Basel III; the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing regulations, changes in regulation policies and principles, or the interpretation of regulatory capital or other rules; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; costs and effects of litigation, including settlements and judgments and inability of key third-party vendors to perform their obligations to us; and other economic, competitive, governmental, regulatory and technical factors affecting our operations, pricing, products and services and other risks described  in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

FS Bancorp Q1 Earnings
April 29, 2014

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	March 31,	December 31,	March 31,
	2014	2013	2013
	Unaudited	Unaudited	Unaudited

ASSETS
Cash and due from banks	$1,972	$1,425	$1,354
Interest-bearing deposits at other financial institutions	31,336	39,660	7,552
Securities available-for-sale, at fair value	72,092	56,239	43,158
Federal Home Loan Bank stock, at cost	1,686	1,702	1,749
Loans held for sale	11,592	11,185	20,160
Loans receivable, net	288,526	281,081	276,501
Accrued interest receivable	1,430	1,261	1,328
Premises and equipment, net	13,764	13,818	13,024
Other real estate owned (“OREO”)	535	2,075	1,956
Deferred tax asset	181	816	1,472
Bank owned life insurance (“BOLI”)	6,414	6,369	--
Other assets	3,668	3,556	3,317
TOTAL ASSETS	$433,196	$419,187	$371,571
LIABILITIES
Deposits
Noninterest-bearing accounts	$47,367	$45,783	$36,500
Interest-bearing accounts	302,969	291,093	257,281
Total deposits	350,336	336,876	293,781
Borrowings	16,345	16,664	13,659
Other liabilities	3,047	3,334	3,190
Total liabilities	369,728	356,874	310,630
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; None issued	--	--	--
Common stock, $0.01 par value; 45,000,000 shares authorized; 3,240,125 shares issued and outstanding at March 31, 2014, December 31, 2013, and March 31, 2013, respectively	32	32	32
Additional paid-in capital	30,106	30,097	29,923
Retained earnings	35,938	35,215	32,981
Accumulated other comprehensive (loss) income	(541)	(898)	311
Unearned shares - Employee Stock Ownership Plan (“ESOP”)	(2,067)	(2,133)	(2,306)
Total stockholders’ equity	63,468	62,313	60,941
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$433,196	$419,187	$371,571

FS Bancorp Q1 Earnings
April 29, 2014

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
	Unaudited	Unaudited
INTEREST INCOME
Loans receivable	$5,181	$4,938
Interest and dividends on investment securities, and cash and cash equivalents	330	237
Total interest and dividend income	5,511	5,175
INTEREST EXPENSE
Deposits	550	472
Borrowings	58	38
Total interest expense	608	510
NET INTEREST INCOME	4,903	4,665
PROVISION FOR LOAN LOSSES	450	600
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,453	4,065
NONINTEREST INCOME
Service charges and fee income	398	453
Gain on sale of loans	1,508	1,552
Gain on sale of investment securities	--	168
Other noninterest income	134	90
Total noninterest income	2,040	2,263
NONINTEREST EXPENSE
Salaries and benefits	3,122	2,477
Operations	546	758
Occupancy	398	317
Data processing	287	266
OREO fair value write-downs, net of losses on sales	32	78
OREO expenses	21	22
Loan costs	305	300
Professional and board fees	304	230
FDIC insurance	63	57
Marketing and advertising	107	85
Recovery on servicing rights	--	(122)
Total noninterest expense	5,185	4,468
INCOME BEFORE PROVISION FOR INCOME TAX	1,308	1,860
PROVISION FOR INCOME TAX	433	625
NET INCOME	$875	$1,235
Basic earnings per share	$0.29	$0.41
Diluted earnings per share	$0.29	$0.41

FS Bancorp Q1 Earnings
April 29, 2014

KEY FINANCIAL RATIOS AND DATA	At or For the Three Months Ended
($ in thousands, except per share amounts) (Unaudited)	March 31,	December 31,	March 31,
	2014	2013	2013

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	0.84%	0.52%	1.37
Return on equity (ratio of net income to average equity) (1)	5.67	3.43	8.29
Yield on average interest-earning assets	5.57	5.71	6.04
Interest incurred on liabilities as a percentage of average noninterest-
bearing deposits and interest-bearing liabilities	0.69	0.80	0.77
Interest rate spread information:
Average during period	4.88	4.91	5.27
Net interest margin (1)	4.96	5.09	5.45
Operating expense to average total assets	4.97	5.12	4.94
Average interest-earning assets to average interest-bearing liabilities	129.37	129.08	129.43
Efficiency ratio (2) (8)	74.68	80.97	64.49

ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.22%	0.77%	1.02%
Non-performing loans to total gross loans (4)	0.15	0.38	0.63
Allowance for loan losses to non-performing loans (4)	1,210.85	462.49	284.49
Allowance for loan losses to gross loans receivable	1.78	1.77	1.79

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage capital	12.24%	12.61%	13.19%
Tier 1 risk-based capital	15.12	15.38	14.79
Total risk-based capital	16.37	16.64	16.04

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage capital	15.08%	15.50%	16.50%
Total risk-based capital	19.85	20.26	19.76

BOOK VALUES:
Book value per common share	$20.88 (7)	$20.55 (6)	$20.22 (5)
________________________________________________
(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Book value per common share was calculated using shares outstanding of 3,240,125 at March 31, 2013, less unallocated ESOP shares of 226,809.
(6)	Book value per common share was calculated using all shares outstanding of 3,240,125 at December 31, 2013, less unallocated ESOP shares of 207,368.
(7)	Book value per common share was calculated using shares outstanding of 3,240,125 at March 31, 2014, less unallocated ESOP shares of 200,888.
(8)	Efficiency ratio excluding the one-time Washington State B&O excise tax refund of $298,000 would have been 78.97% for the three months ended March 31, 2014.